Exhibit 99.1

Farmland Partners Inc. Issues Correction to Its Press Release Dated August 3, 2016

DENVER, August 7, 2016 /PRNewswire/ — Farmland Partners Inc. (NYSE: FPI) (the “Company”) today announced a correction to the reported amount of its Adjusted EBITDA, a non-GAAP financial measure, for the six months ended June 30, 2016, which was previously reported in the Company’s press release issued on Wednesday, August 3, 2016 (the “Original Release”).

The correction to Adjusted EBITDA presented in the Original Release relates to a $2.3 million reduction to the adjustment for real estate acquisition and due diligence costs for the six months ended June 30, 2016, reflected in the table below. See “Non-GAAP Financial Measures” below. As a result of the correction, Adjusted EBITDA for the six months ended June 30, 2016 decreased from $9.9 million to $7.6 million. The correction has no impact on the Company’s unaudited financial statements, which were prepared in accordance with GAAP, or the Company’s Adjusted Funds from Funds Operations, in each case as reported in the Original Release. The correction also has no impact on the previously reported Adjusted EBITDA for the three months ending March 31, 2016.

The following sets forth the details of the correction to Adjusted EBITDA:

	For the three months ended June 30,		For the six months ended June 30,
(in thousands)	2016	2015	2016	2015

Net income (loss)	$1,317	$145	$(612)	$(52)
Interest expense	1,950	1,069	5,804	1,841
Depreciation and depletion	365	203	683	376
EBITDA	$3,632	$1,417	$5,875	$2,165

Crop year revenue adjustment (1)	—	1,101	956	1,171
Stock-based compensation	314	241	556	480
Indirect equity offering costs	24	—	48	—
Real estate related acquisition and due diligence costs	66	57	143	138
Adjusted EBITDA	$4,036	$2,816	$7,578	$3,954

(1) In accordance with recently released guidance from the SEC regarding the presentation of non-GAAP financial measures, we will no longer include the crop-year revenue adjustment in our calculation of Adjusted EBITDA for periods subsequent to March 31, 2016.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are non-GAAP financial measures and should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP.  The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as stock-based compensation and real estate related acquisition and due diligence costs.   In periods prior to the second quarter of 2016, the Company’s calculation of Adjusted EBITDA included an adjustment to reflect the difference between the pro rata contractual cash revenue for each crop year spread equally over the quarterly periods of ownership (without regard to the date of acquisition within the quarter) and the rent recognized on a straight-line basis in accordance with GAAP.  In prior earnings releases and filings with the SEC, the Company referred to this adjustment as “crop-year adjusted revenue.” The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance.  However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.